Exhibit 10.1
EXECUTION VERSION
SUPPLEMENTAL INDENTURE
     THIS SUPPLEMENTAL INDENTURE, dated as of May 6, 2008 (this “Supplemental Indenture”) is entered into by and between Deerfield Capital LLC, a Delaware limited liability company (formerly Deerfield Triarc Capital LLC) (the “Company”), and The Bank of New York Trust Company, National Association, a national banking association (as successor to JPMorgan Chase Bank, National Association), as trustee (the “Trustee”).
     Reference is made to the Junior Subordinated Indenture dated as of September 29, 2005 (the “Indenture”) by and between the Company and the Trustee. Capitalized terms used herein and not defined herein shall have the meanings given to such terms under the Indenture.
     WHEREAS, the Company desires to, among other things, (a) amend Section 1.1, Section 1.5(b) and Section 5.1 of the Indenture, (b) amend Article X of the Indenture to provide for additional covenants of the Company and (c) provide for waivers of the Company’s non-compliance with certain of the covenants set forth in Article X of the Indenture; and
     WHEREAS, the execution and delivery by the Company of this Supplemental Indenture has been duly authorized by all requisite corporate action and all other action required to make this Supplemental Indenture a valid and binding instrument has been duly taken and performed.
     NOW, THEREFORE, in consideration of the foregoing, the Trustee and the Company are entering into this Supplemental Indenture pursuant to Section 9.2 of the Indenture as follows:
ARTICLE I
AMENDMENTS TO INDENTURE
     Section 1.01 The definition of “Consolidated Net Worth” under Section 1.1 of the Indenture is deleted in its entirety and replaced with the following:
     “Consolidated Net Worth” means, at any date, the aggregate equity of the Guarantor, the Company and their Subsidiaries on a consolidated basis determined in accordance with GAAP (which equity shall include any preferred stock issued by the Guarantor or the Company or any of their Subsidiaries so long as such preferred stock is subordinate and subject in right of payment to the prior payment in full of all Senior Debt and the Securities).
     Section 1.02 The definition of “Corporate Trust Office” under Section 1.1 of the Indenture is deleted in its entirety and replaced with the following:
     “Corporate Trust Office” means the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, which office at the date of this Indenture is located at 601 Travis Street, 16th Floor, Houston, Texas 77002 Attn: Global Corporate Trust – Deerfield Capital Trust I. All notices and correspondence to the Trustee hereunder shall be addressed to Mudassir Mohamed, telephone number (713) 483-6029.

     Section 1.03 The definition of “Guarantor” under Section 1.1 of the Indenture is deleted in its entirety and replaced with the following:
          “Guarantor” means Deerfield Capital Corp., a Maryland corporation, as successor to Deerfield Triarc Capital Corp., and any other permitted successors and assigns.
     Section 1.04 Section 1.1 of the Indenture is amended by adding the following defined terms:
     “Management Company” means Deerfield Capital Management LLC, a Delaware limited liability company.
     “Maximum Indebtedness” has the meaning specified in Section 10.9(c).
     “Seller Notes” means, collectively, (i) those certain Series A Senior Secured Notes issued by DFR Merger Company, LLC and Deerfield & Company due in calendar year 2012 and (ii) those certain Series B Senior Secured Notes issued by DFR Merger Company, LLC and Deerfield & Company LLC due in calendar year 2012.
     Section 1.05 Section 1.5(b) is hereby deleted in its entirety and replaced with the following:
     (b) the Company by the Trustee, any Holder or any holder of Preferred Securities shall be sufficient for every purpose hereunder if in writing and mailed, first class, postage prepaid, to the Company addressed to it at Deerfield Capital Corp., 6250 North River Road, Rosemont, Illinois 60018, or at any other address previously furnished in writing to the Trustee by the Company.
     Section 1.06 Section 5.1 of the Indenture is amended to add an additional Event of Default by (i) deleting the word “or” from the end of Section 5.1(e), (ii) deleting “.” from the end of Section 5.1(f) and replacing it with “; or” and (iii) adding the following new Section 5.1(g):
     (g) any holder of the Seller Notes (i) exercises any rights of foreclosure against any collateral of the Guarantor, the Company or any of their Subsidiaries or (ii) takes any other affirmative steps in furtherance of a foreclosure against any collateral of the Guarantor, the Company or any of their Subsidiaries.
     Section 1.07 Section 7.3(b)(iii) of the Indenture is hereby deleted and replaced with the following:
     (iii) Taberna Capital Management LLC, 450 Park Avenue, Floor 11, New York, New York 10022, Attn: Raphael Licht
     Section 1.08 Section 10.6(d) of the Indenture is deleted in its entirety and replaced with the following:

     (d) Minimum Consolidated Net Worth. From and after May 6, 2008 and until the Securities and all of the other obligations under this Indenture have been paid and satisfied in full, the Company shall maintain a Consolidated Net Worth of not less than One Hundred Seventy-Five Million Dollars ($175,000,000).
     Section 1.09 Section 10.7 of the Indenture is hereby amended to replace the text “Section 10.6” with the following text: “Section 10.6, 10.9 or 10.10”.
     Section 1.10 Article X of the Indenture is amended by adding the following Sections 10.9 and 10.10:
     SECTION 10.9. Management Company Covenants.
     (a) The Company shall cause the Management Company to be solely responsible for all asset management activities of the Company, its Subsidiaries and any of their affiliates.  The Company shall not permit its Subsidiaries or any of their affiliates (either presently existing or subsequently formed entities), other than the Management Company, to conduct such asset management activities unless (i) otherwise required by law or regulation and (ii) such management activities are conducted by one or more Subsidiaries of Deerfield & Company LLC, a Delaware limited liability company, which Subsidiaries shall be subject to all provisions contained herein with respect to the Management Company.
     (b) The Company shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, without the prior written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Preferred Securities, (a) sell, transfer, pledge or issue, in one or more transactions, any direct or indirect beneficial ownership interests in the Management Company which results in (i) any Person, whether directly or indirectly, other than the Company (and any Subsidiaries wholly owned, directly or indirectly, by the Company) owning any equity interests in the Management Company or any rights to distributions from the Management Company or (ii) any Person other than the Company having responsibility for the management of the Management Company and the administration of the day-to-day business and affairs of the Management Company or (b) sell, transfer, pledge or assign any material asset of the Management Company; provided, however, that the existing liens under the documents relating to the Seller Notes shall not constitute a breach of this Section 10.9(b).
     (c) The Company shall not permit the Management Company to incur Debt in excess of $85,000,000 (“Maximum Indebtedness”) without the prior written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Preferred Securities; provided, however, that any non-recourse debt incurred in connection with the Management Company’s investment in new assets managed or operated by the Management Company and secured by such investment and/or the fees received for managing and/or operating such new asset shall not be included in the determination of Maximum Indebtedness.

     SECTION 10.10 Seller Notes.
     The Company shall not, and shall cause the Management Company not to, enter into or permit any affiliate of any of them to enter into any amendment of the Seller Notes without the prior written consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Preferred Securities; provided, that the Guarantor, the Management Company, the Company and/or any affiliate of any of them may amend any of the Seller Notes without obtaining such consent if (i) such amendment does not increase the interest rate or shorten the maturity of such Seller Notes and (ii) the terms of such amendment, taken as a whole, do not result in a material adverse change to the Management Company, the Company or their respective businesses or the holders of the Preferred Securities. Notwithstanding the foregoing, the Company may permit the issuer of the Seller Notes to make payments in kind, in lieu of interest, provided that any payments in kind made will be included in the calculation of the Maximum Indebtedness described in Section 10.9(c).
ARTICLE II
MISCELLANEOUS
     Section 2.01 By execution of this Supplemental Indenture, each of the Administrative Trustees, on behalf of Deerfield Capital Trust I (formerly Deerfield Triarc Capital Trust I), as Holder of 100% in aggregate principal amount of the Outstanding Securities and each of Taberna Preferred Funding III, Ltd., as Holder of 50% in aggregate Liquidation Amount of the outstanding Preferred Securities (“TPF III”) and Taberna Preferred Funding V, Ltd., as Holder of 50% in aggregate Liquidation Amount of the outstanding Preferred Securities (“TPF V”), hereby (a) in accordance with Section 10.7 of the Indenture, waives any defaults under Section 10.6(d) of the Indenture prior to the date hereof and any such defaults shall be deemed to have been cured for every purpose under the Indenture, and (b) in accordance with Section 9.2 of the Indenture, (i) consents to the Trustee and the Company executing and delivering this Supplemental Indenture, (ii) directs the Trustee to execute and deliver this Supplemental Indenture and (iii) agrees to and does hereby release the Trustee for any action taken or to be taken by the Trustee in connection with its execution and delivery of this Supplemental Indenture and for any liability or responsibility arising in connection herewith. Each of TPF III and TPF V hereby in accordance with Section 9.2 of the Indenture, (a) directs the Administrative Trustees and the Property Trustee to execute and deliver this Supplemental Indenture and (b) agrees to and does hereby release the Administrative Trustees and the Property Trustee for any action taken or to be taken by the Administrative Trustees and the Property Trustee, respectively, in connection with their execution and delivery of this Supplemental Indenture and for any liability or responsibility arising in connection herewith.
     Section 2.02 The Trustee accepts the trust in this Supplemental Indenture declared and provided upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible in any manner whatsoever for the validity or sufficiency of this Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.
     Section 2.03 Except as hereby expressly modified, the Indenture and the Securities issued thereunder are ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

     Section 2.04 This Supplemental Indenture shall become effective only upon the satisfaction of the following conditions: (i) the Trustee shall have received a counterpart of this Supplemental Indenture duly executed by the Company and the Trustee, (ii) the delivery of an Opinion of Counsel relating to this Supplemental Indenture in accordance with Sections 1.2 and 9.3 of the Indenture, (iii) the delivery of an Officer’s Certificate relating to this Supplemental Indenture in accordance with Sections 1.2 and 9.3 of the Indenture, and (iv) the Company shall have paid all attorneys’ fees and disbursements of the holders of the Preferred Securities and the Trustee in connection with this Supplemental Indenture, which legal expenses shall be paid simultaneously with the execution of this Supplemental Indenture.
     Section 2.05 This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument. The executed counterparts may be delivered by facsimile transmission, which facsimile copies shall be deemed original copies.
     Section 2.06 The laws of the State of New York shall govern this Supplemental Indenture without regard to the conflict of law principles thereof.
     Section 2.07 In the event of any inconsistency between the terms and provisions of this Supplemental Indenture and the Indenture, the terms and provisions of this Supplemental Indenture shall prevail.
     Section 2.08 This Supplemental Indenture contains the entire agreement of the parties hereto with respect to all of the matters set forth in that certain Letter Agreement, dated February 29, 2008, and such Letter Agreement from the date hereof is hereby superseded by the terms and conditions of this Supplemental Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

DEERFIELD CAPITAL LLC,
as Company

By:	/s/ Robert C. Grien

Name: Robert C. Grien
Title: President

THE BANK OF NEW YORK TRUST
COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Maria D. Calzado
Name: Maria D. Calzado
Title: Vice President

THE BANK OF NEW YORK TRUST
COMPANY, NATIONAL ASSOCIATION,
as Property Trustee
(as to Section 2.01 only)

By:	/s/ Maria D. Calzado

Name: Maria D. Calzado
Title: Vice President

DEERFIELD CAPITAL TRUST I
(as to Section 2.01 only)

By:	/s/ Robert C. Grien
Name: Robert C. Grien

Title: Administrative Trustee

Attest: /s/ Robert A. Contreras

By: Robert A. Contreras
Supplemental Indenture Signature Page

TABERNA PREFERRED FUNDING III, LTD.
(as to Section 2.01 only)

By:	/s/ John Cullinane

Name: John Cullinane
Title: Director

Attest: /s/ Jolene Nelson

By: Jolene Nelson

TABERNA PREFERRED FUNDING V, LTD.
(as to Section 2.01 only)

By:	/s/ John Cullinane
Name: John Cullinane
Title: Director

Attest: /s/ Jolene Nelson

By: Jolene Nelson
Supplemental Indenture Signature Page